(As filed May 1, 2001)
                                                                File No. 70-8945

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     POS-AMC
                        (Post-Effective Amendment No. 2)
                                       to
                           APPLICATION OR DECLARATION
                                       ON
                                    FORM U-1
                                      under
                 The Public Utility Holding Company Act of 1935

                 ----------------------------------------------

                               AMEREN CORPORATION
                              1901 Chouteau Avenue
                            St. Louis, Missouri 63103

               (Name of company or companies filing this statement
                   and address of principal executive offices)

                 ----------------------------------------------

                               AMEREN CORPORATION

                 (Name of top registered holding company parent
                         of each applicant or declarant)

                 ----------------------------------------------

                       Steven R. Sullivan, Vice President,
                          General Counsel and Secretary
                             Ameren Services Company
                              1901 Chouteau Avenue
                            St. Louis, Missouri 63103

                     (Name and address of agent for service)

                 ----------------------------------------------
              The Commission is requested to mail signed copies of
                   all orders, notices and communications to:

     Ronald Gieseke, Esq.                         William T. Baker, Jr., Esq.
     Ameren Services Company                      Thelen Reid & Priest LLP
     1901 Chouteau Avenue                         40 West 57th Street
     St. Louis, Missouri 63103                    New York, New York 10019-4097

     Ameren Corporation ("Ameren"), whose principal business address is at 1901 Chouteau Avenue, St. Louis, Missouri 63103, is a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"). Ameren owns all of the issued and outstanding common stock of Union Electric Company ("AmerenUE") and Central Illinois Public Service Company ("AmerenCIPS"), each of which is an electric and gas utility company. Together, AmerenUE and AmerenCIPS provide retail and wholesale electric service to approximately 1.5 million customers and retail natural gas service to approximately 300,000 customers in a 24,500 square-mile area of Missouri and Illinois.

     By order dated December 30, 1997 in this proceeding (Holding Co. Act Release No. 26809) (the "Merger Order"), the Commission authorized Ameren to acquire AmerenUE and CIPSCO Incorporated, which was then the parent company of AmerenCIPS, to organize a service company subsidiary, and to issue and sell common stock pursuant to certain stock plans. In addition, the Commission authorized Ameren to retain the direct and indirect non-utility subsidiaries and investments of AmerenUE and CIPSCO Incorporated, subject to certain exceptions. Specifically, the Commission conditioned its approval for the transaction on the commitment of Ameren to reduce the voting interest or investment of Union Electric Development Corporation ("UEDC"), a subsidiary of Union Electric, of CIPSCO Investment Company ("CIPSCO Investment"), a subsidiary of CIPSCO Incorporated, and of CIPSCO Venture Company ("CIPSCO Venture"), an indirect subsidiary of CIPSCO Incorporated, in certain limited liability companies, which are described as follows:

     St. Louis Equity Funds & Housing Missouri, Inc. - At the time of the
     ----------------------------------------------
merger, UEDC had invested or committed to invest in varying percentages (not greater than 23%) in ten separate investment funds (called the "St. Louis Funds") that were formed to make investments, as a limited partner, in individual low income housing projects in the St. Louis area. These projects qualify for federal tax credits. Four of the ten St. Louis Funds in existence at the time of the merger were organized as limited liability companies; the other six are limited partnerships in which UEDC is a limited partner. In most cases, the St. Louis Fund is the sole limited partner in an individual project partnership. In every case, the general partner is an unaffiliated third party. The four St. Louis Funds that were formed as limited liability companies are so-called "manager-managed" limited liability companies, meaning that, subject to certain limitations, the manager has full, complete and exclusive discretion in the management and control of the business and affairs of the fund. The manager is a not-for-profit company that is not in any way affiliated with Ameren.

     Effingham Development Building II Limited Liability Company - CIPSCO
     -----------------------------------------------------------
Venture holds a 40% membership interest in this entity, which owns a manufacturing facility that is leased to an industrial customer. Agracel Inc. is the managing member.

     Mattoon Enterprise Park, LLC - CIPSCO Venture owns a 20% interest in this
     ----------------------------
limited liability company, which owns farmland to be used for the development of an industrial park within the boundaries of the City of Mattoon. CIPSCO Venture also owns a one-third interest in a limited liability company, MACC, LLC, which
                                                               ---------


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


purchased land from Mattoon Enterprise Park, LLC and developed an industrial facility for two tenants. (This transaction closed subsequent to the date of the Merger Order). Agracel Inc. is the managing member.

     Ameren's aggregate investment in all of these limited liability companies is approximately $1.9 million, or less than .02% of Ameren's consolidated assets as of December 31, 2000.

     In the Merger Order, the Commission described Ameren's indirect investment interest in each of these limited liability companies as "passive" and acknowledged that each of the investments would be retainable under the standards of Section 11(b)(1) of the Act but for Ameren's ownership of "voting securities" constituting 5% or more of the total outstanding. In this regard, the Commission indicated that membership interests in a limited liability company are "voting securities" for purposes of Act. Accordingly, the Commission conditioned its approval of the merger upon Ameren's commitment to reduce its indirect ownership interest in each of the limited liability companies named above to below 5% within three years of the date of the Commission's order, so that they would not constitute "affiliates" of Ameren under the Act.

     By supplemental order dated December 13, 2000 (Holding Co. Act Release No. 27299), the Commission granted Ameren an extension until June 30, 2001 to comply with its commitment to sell down its limited liability company interests. For the reasons set forth below, Ameren is now requesting that the Commission relieve Ameren of its commitment to sell down these limited liability company interests and make further findings permitting Ameren to retain these interests indefinitely.

     Since the date of the Merger Order, the Commission has, in at least two cases, permitted new registered holding companies to retain "passive" investments in low-income housing ventures that were organized as so-called "manager-managed" limited liability companies.1 In addition, in Alliant Energy
                                                                 --------------
Corporation, et al., Holding Co. Act Release No. 27331 (Dec. 29, 2000), the
-------------------
Commission recognized the similarities between the manager in a manager-managed limited liability company and the general partner of a limited partnership, in that both typically have the exclusive right to manage the business and operations of the venture. As in those previous cases, each of the limited liability companies in which Ameren has an indirect interest is managed by a third-party manager that has full authority and discretion in the management and control of the business of each of the entities. Ameren's rights as a non-managing member in each of the limited liability companies is substantially the same as its rights as a limited partner in the other investment vehicles organized as limited partnerships.

     Accordingly, the Commission is requested to issue a further supplemental order before June 30, 2001, relieving Ameren of its commitment to sell down its


------------------------
1    See NiSource Inc., Holding Co. Act Release No. 27263 (Oct. 30, 2000), and
     --- -------------
     CP&L Energy, Inc., Holding Co. Act Release No. 27284 (Nov. 27, 2000).
     -----------------


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


indirect interests in the above-named limited liability companies. Ameren submits that there is no requirement for the Commission to publish a notice of the filing of this Post-Effective Amendment in the Federal Register.


                                   SIGNATURES

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned company has duly caused this Post-Effective Amendment filed herein to be signed on its behalf by the undersigned thereunto duly authorized.


                                        AMEREN CORPORATION


                                        By:  /s/ Steven R. Sullivan
                                                 -------------------------------
                                        Name:    Steven R. Sullivan
                                        Title:   Vice President, General Counsel
                                                 and Secretary


Date:     May 1, 2001


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